Offer to Holders
of
5,194,489 Outstanding Warrants of
RAND LOGISTICS, INC.
to Allow Warrants to be Tendered for Exercise as follows:

For each twenty-five Warrants tendered, a holder will receive one share of Common Stock, on a cashless basis

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN DAYLIGHT TIME, ON OCTOBER 24, 2008.

SEPTEMBER 26, 2008

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Enclosed for your consideration are the Offer Letter, dated September 26, 2008 (the “Offer Letter”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the Offer by Rand Logistics, Inc., a Delaware corporation (the “Company”), for a period ending on October 24, 2008 (the “Expiration Date”), to the holders of the Company’s publicly-traded warrants (the “Warrants”) that are outstanding, which were issued by the Company in its initial public offering.  Pursuant to the Offer, Warrant holders may  tender their Warrants for shares of common stock, par value $.0001 per share (the “Common Stock”), for exercise on a cashless basis.  For each twenty-five Warrants tendered, the holder will receive one share of Common Stock, without paying a cash exercise price.  A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of twenty-five.  The Company will not issue fractional shares of the Common Stock in this Offer and will not accept Warrants in multiples of other than twenty-five.  Holders may also exercise their Warrants for cash during the period of the Offer in accordance with the original terms of the Warrant.

WARRANTS WHICH ARE NOT TENDERED WILL RETAIN THEIR CURRENT TERMS, INCLUDING THE CURRENT $5.00 EXERCISE PRICE AND EXPIRATION DATE OF OCTOBER 26, 2008. Investing in the Company’s securities involves a high degree of risk.  See “Risk Factors” in Section 12 of the enclosed Offer Letter for a discussion of information that you should consider before tendering Warrants in this Offer.

If you or your clients tender Warrants, the tendered Warrants may be withdrawn before the Expiration Date and retained on their original terms, by following the instructions herein.

NO FRACTIONAL SHARES WILL BE ISSUED IN THE OFFER AND THE COMPANY WILL NOT ACCEPT WARRANTS IN MULTIPLES OF OTHER THAN TWENTY-FIVE.

 Enclosed with this letter are copies of the following documents:

1.	Offer Letter, dated September 26, 2008;

2.	Letter of Transmittal, for your use in accepting the Offer and exercising Warrants of and for the information of your clients;

3.
Notice of Guaranteed Delivery with respect to Warrants, to be used to accept the Offer in the event you are unable to deliver the Warrant certificates, together with all other required documents, to the Depositary before the Expiration Date (as defined in the Offer Letter), or if the procedure for book-entry transfer cannot be completed before the Expiration Date; and

4.
Form of letter that may be sent to your clients for whose accounts you hold Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Upon the terms and subject to the conditions of the Offer, the Company will accept for exercise Warrants validly tendered.  In all cases, Warrants will only be accepted for exercise pursuant to the Offer after timely receipt of the depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed photocopy thereof, and, the surrender of Warrants being tendered.

Certain conditions to the Offer are described in Sections 1 through 4 of the Offer Letter.

The Company urges you to contact your clients promptly. Please note that the Offer and withdrawal rights will expire at 5 p.m., Eastern Daylight Time, on October 24, 2008.

Under no circumstances will interest be paid on the exercise price of the Warrants regardless of any amendment to the Offer or any delay in exercising such Warrants after the Expiration Date.

Other than described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, as described in the Offer Letter) in connection with the solicitation of tenders of Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Morrow & Co., LLC, as Information Agent, at 470 West Avenue, Stamford, CT 06902 (telephone number (203) 658-9400; banks and brokerage firms please call (800) 662-5200) or to Continental Stock Transfer & Trust Company, as Depositary, at 17 Battery Place, 8th Floor, New York, New York 10004 (telephone number (212) 509-4000, ext. 536).

Very truly yours,

Rand Logistics, Inc.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.